Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

ICF INTERNATIONAL COMMENTS ON RECENT NEWS ARTICLE ABOUT ROAD

HOME DISAGREEMENT BETWEEN THE STATE OF LOUISIANA AND HUD

ICF Continues to Focus on Ensuring Homeowners Receive Their Road Home Awards

As Quickly As Possible

FAIRFAX, VA, March 19, 2007 – ICF International (Nasdaq: ICFI) today confirmed that the disagreement between the State of Louisiana and the U.S. Department of Housing and Urban Development (HUD) over the disbursement process for The Road Home grant money will not interrupt the implementation of The Road Home program. Road Home program implementation will continue as state officials plan meetings with HUD to discuss any changes to process that may take place.

Jerry Luke LeBlanc, Commissioner of Louisiana’s Division of Administration, said over the weekend, “We are working closely with HUD to make decisions about how The Road Home program will proceed and what changes are necessary. We have instructed ICF and its team to move forward with closings and appointments for the 115,000 families who are participating in the program. We recognize there may be adjustments, but we fully expect any changes will continue to help homeowners receive their awards and continue rebuilding our communities across Louisiana.”

Gentry Brann, ICF’s Road Home spokeswoman said, “ICF’s Road Home team is focused on ensuring that homeowners receive their awards as quickly as possible. We are maintaining that focus and will support any program changes that are necessary.”

ICF International (Nasdaq: ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, environment, transportation, social programs, defense, and homeland security markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 2,000 employees serve these clients worldwide. ICF’s Web site is http://www.icfi.com.

For Immediate Release

Contact: Douglas Beck

1.703.934.3820

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For ICF, particular uncertainties that could adversely or positively affect the Company’s future results include: risks related to the government contracting industry, including possible changes in government spending priorities; risks related to the Company’s business, including its dependence on contracts with U.S. Federal Government agencies and departments and continued good relations, and being successful in competitive bidding, with those customers; funding of task orders; performance by ICF and its subcontractors under a major contract with the State of Louisiana, Office of Community Development; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; strategic actions, including the ability to make acquisitions and the performance and future integration of acquired businesses; risk associated with operations outside the United States; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause ICF’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. ICF does not undertake to update its forward-looking statements.

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